Exhibit 99.1

News release

QLT ANNOUNCES SECOND QUARTER 2015 RESULTS

For Immediate Release	July 30, 2015

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company reported financial results today for the second quarter ended June 30, 2015. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

2015 SECOND QUARTER FINANCIAL RESULTS

Operating Expenses/Income

During the second quarter of 2015, research and development (“R&D”) expenditures were $3.4 million compared to $4.1 million for the same period in 2014. The $0.7 million (17%) decrease was primarily due to higher costs incurred in 2014 related to certain toxicity studies, our impaired dark adaptation study and preparatory activities for the QLT091001 pivotal trial. These cost savings were partially offset by a $0.7 million increase in stock based compensation, primarily associated with the strategic transactions described below.

During the second quarter of 2015, selling, general and administrative (“SG&A”) expenditures were $7.2 million compared to $4.1 million for the same period in 2014. The $3.1 million (76%) increase in SG&A expenses was primarily due to consulting and advisory fees of $4.7 million incurred in connection with our exploration and pursuit of the multiple strategic transactions described below, compared to $2.5 million of similar fees incurred in 2014 related to our pursuit of a merger transaction with Auxilium Pharmaceuticals, Inc. (“Auxilium”), which was terminated in October 2014. During the second quarter of 2015, stock based compensation expense was higher by $0.6 million compared to the second quarter of 2014. The increase in stock based compensation expense was primarily due to the strategic transactions described below.

Operating Loss and Net Loss per Share

The operating loss for the second quarter of 2015 was $10.8 million compared to $8.6 million for the same period in 2014. The net $2.2 million increase in operating losses was primarily due to the increase in consulting and advisory fees associated with our exploration and pursuit of the multiple strategic transactions described below.

Net loss per common share was $0.21 in the second quarter of 2015 compared to $0.17 for the same quarter in 2014. The increased net loss per share was primarily due to the increase in consulting and advisory fees related to the strategic transactions described below.

Cash and Cash Equivalents

As at June 30, 2015, the Company’s consolidated cash and cash equivalents were $147.3 million compared to $155.9 million at December 31, 2014. The $8.6 million decrease in cash was primarily due to $3.5 million of funds loaned to InSite Vision Incorporated (“InSite”) to support their operating activities through to the proposed Merger (as defined and described under the Strategic Transactions section below) close, $3.1 million of consulting and advisory fees paid in connection with the strategic transactions described below, and normal operating costs which were partially offset by $4.9 million of proceeds received in connection with stock options exercised.

STRATEGIC TRANSACTIONS

On June 8, 2015, QLT and InSite announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement contemplates a business combination whereby InSite will become an indirect wholly owned subsidiary of QLT (the “Merger”).

Also on June 8, 2015, QLT announced that it intends to return $70.0 million of capital to its shareholders. The proposed $70.0 million return of capital is expected to be facilitated through two transactions: (i) QLT’s investment in $45.0 million of ordinary shares of Aralez Pharmaceuticals plc (“Aralez”), and subsequent special election distribution to QLT’s shareholders as at the record date to be set for the distribution, payable, at the election of each shareholder, in either Aralez ordinary shares or cash, subject to possible proration (the “Aralez Distribution”), and (ii) QLT’s issuance of convertible notes to QLT’s shareholders as of the record date to be set for the distribution, redeemable for cash or, at the election of the holder, convertible into QLT common shares within a 21 month term starting from the third month following issuance at a 35% premium to the volume weighted average price of QLT’s shares for the ten trading days following the record date (the “Convertible Notes”).

In addition, on June 8, 2015, QLT also announced that it entered into a Share Purchase and Registration Rights Agreement with certain third-party investors for a potential $20.0 million future investment in QLT (the “Private Placement”).

For more detailed information on the proposed Merger, Aralez Distribution, Convertible Notes and Private Placement (collectively, the “Transactions”), refer to QLT’s Registration Statement on Form S-4 filed with the SEC on July 29, 2015. Completion of the Transactions remains subject to various conditions and approvals.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (“PFIC”) for 2008 through 2014, and that it may be classified as a PFIC in 2015, which could have adverse tax consequences for U.S. shareholders. Please refer to our 2014 Annual Report on Form 10-K for additional information.

QLT Inc. – Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

In accordance with United States generally accepted accounting principles

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars except share and per share information)	2015	2014	2015	2014
Expenses
Research and development	$3,404	$4,079	$5,612	$8,893
Selling, general and administrative	7,154	4,098	10,773	6,254
Depreciation	179	229	367	458
Restructuring charges	—	172	—	744

	10,737	8,578	16,752	16,349

Operating loss	(10,737)	(8,578)	(16,752)	(16,349)
Other (expense) income
Net foreign exchange (losses) gains	(60)	(53)	38	(74)
Interest income	51	31	83	53
Fair value change in contingent consideration	—	—	—	1,466
Other	—	42	(2)	99

	(9)	20	119	1,544

Loss from continuing operations before income taxes	(10,746)	(8,558)	(16,633)	(14,805)
Provision for income taxes	(5)	(23)	(14)	(238)

Loss from continuing operations	(10,751)	(8,581)	(16,647)	(15,043)

Loss from discontinued operations, net of income taxes	—	(57)	—	(57)

Net loss and comprehensive loss	$(10,751)	$(8,638)	$(16,647)	$(15,100)

Basic and diluted net loss per common share
Continuing operations	$(0.21)	$(0.17)	$(0.32)	$(0.29)
Discontinued operations	—	(0.00)	—	(0.00)

Net loss per common share	$(0.21)	$(0.17)	$(0.32)	$(0.29)

Weighted average number of common shares outstanding (thousands)
Basic and diluted	51,779	51,082	51,508	51,082

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$147,340	$155,908
Accounts receivable, net of allowances for doubtful accounts	830	363
Secured note receivable	3,484	—
Income taxes receivable	14	47
Prepaid and other	756	1,053

Total current assets	152,424	157,371
Accounts receivable – non-current	2,000	2,000
Property, plant and equipment	633	1,000

Total assets	155,057	160,371

LIABILITIES
Current liabilities
Accounts payable	$5,497	$1,943
Accrued liabilities	1,495	1,528

Total current liabilities	6,992	3,471
Uncertain tax position liabilities	370	388

Total liabilities	7,362	3,859

SHAREHOLDERS’ EQUITY
Share capital
Authorized
500,000,000 common shares without par value
5,000,000 first preference shares without par value, issuable in series
Issued and outstanding common shares	$475,321	$467,034
June 30, 2015 – 52,826,748 shares
December 31, 2014 – 51,199,922 shares
Additional paid-in capital	97,381	97,838
Accumulated deficit	(527,976)	(511,329)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	147,695	156,512

Total shareholders’ equity and liabilities	$155,057	$160,371

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

Visudyne® is a registered trademark of Novartis AG

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to statements concerning our proposed Merger with InSite; statements concerning the proposed investment in Aralez and the subsequent distribution of the Aralez ordinary shares (or cash in lieu) to QLT shareholders, the issuance of Convertible Notes by QLT, the Private Placement and the availability of certain liquidity events for shareholders under these Transactions, including any effect the Transactions may have on QLT and the QLT shares, the potential benefits and synergies of the InSite acquisition, and the future potential of Aralez; statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that the proposed Merger with InSite will not close within the timeframe expected, or at all; the risk that, following the Merger, the combined company may not be able to realize the expected benefits of the proposed Merger such as efficiencies, cost savings, tax benefits, enhanced cash management flexibility, growth potential, market profile and financial strength, or that the combined company may not be positioned to achieve growth, sustained or otherwise; the risk that the proposed return of capital in the form of the Aralez Distribution of Aralez shares or cash may not occur; the risk that the proposed issuance of Convertible Notes may not occur; the risk that, following the Merger, the combined company will not be treated as a foreign corporation for U.S. federal income tax purposes; the risk that, following the Merger, the combined company will not be able to achieve increased profitability or maintain a competitive global cash management and a competitive worldwide effective corporate tax rate; the risk that the integration of businesses of QLT and InSite will take longer or be more costly than expected, the risk that a condition to the closing of any of the Transactions may not be satisfied; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne® and the punctal plug delivery system technology; the risk that we will be treated as a PFIC in 2015 and future years; the risk that the Company will determine it is not feasible to submit a Marketing Authorization Application (“MAA”) for conditional approval with the European Medicines Agency (the “EMA”) based upon existing clinical data or other reasons and the impact of this outcome on the Company’s potential plans to commence a pivotal trial for QLT091001; the risk that the EMA denies any conditional approval and the MAA we may submit; risks and uncertainties concerning the impact that QLT’s success or failure in pursuing various future strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies, including pivotal clinical trials; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission (including QLT’s Registration Statement filed with the SEC on July 29, 2015) and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com